Exhibit 99.1

GeoVax Announces Pricing of $9.0 Million Bought Deal Offering

ATLANTA, GA, February 8, 2021 – GeoVax Labs, Inc. (Nasdaq: GOVX) (“GeoVax” or the “Company”), a biotechnology company developing human immunotherapies and vaccines against infectious diseases and cancer, today announced that it has entered into an underwriting agreement with Maxim Group LLC under which the underwriter has agreed to purchase, on a firm commitment basis, 1,440,000 shares of common stock of the Company, at a price to the public of $6.25 per share less underwriting discounts and commissions. The gross proceeds from the offering are expected to be approximately $9.0 million, before deducting underwriting discounts and commissions and estimated offering expenses.

GeoVax has granted the underwriters a 45-day option to purchase up to an additional 204,000 shares of common stock to cover over-allotments, if any. The offering is expected to close on February 11, 2021, subject to customary closing conditions.

Maxim Group LLC is acting as sole book-running manager for the offering.

The shares of common stock are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-252437) previously filed and declared effective by the Securities and Exchange Commission (SEC). A prospectus supplement will be filed with the SEC and will form a part of the effective registration statement. Copies of the prospectus supplement and accompanying prospectus relating to the public offering may be obtained, when available, by contacting Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, or by telephone at (212) 895-3745.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing human vaccines against infectious diseases and cancer using a novel patented Modified Vaccinia Ankara-Virus Like Particle (MVA-VLP) based vaccine platform. On this platform, MVA, a large virus capable of carrying several vaccine antigens, expresses proteins that assemble into VLP immunogens within (in vivo) the person receiving the vaccine. The production of VLPs in the person being vaccinated can mimic virus production in a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection. The MVA-VLP derived vaccines can elicit durable immune responses in the host similar to a live-attenuated virus, while providing the safety characteristics of a replication-defective vector.

GeoVax’s current development programs are focused on preventive vaccines against COVID-19, HIV, Zika Virus, hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa), and malaria, as well as therapeutic vaccines against multiple cancers. The Company has designed a preventive HIV vaccine candidate to fight against the subtype of HIV prevalent in the commercial markets of the Americas, Western Europe, Japan, and Australia; human clinical trials for this program are managed by the HIV Vaccine Trials Network (HVTN) with the support of the National Institutes of Health (NIH). GeoVax’s HIV vaccine is also part of two separate collaborative efforts to apply its innovative gene therapy approach toward a functional cure for HIV.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements regarding GeoVax’s business plans and financial result. This release includes forward-looking statements regarding GeoVax’s business plan. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent targeted infections in humans, GeoVax’s vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, the impact of the COVID-19 pandemic continues, and other factors, over which GeoVax has no control.

Further information on our risk factors is contained in our registration statement on Form S-3 that we have filed with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220

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